                                    Exhibit 4
                    CERTIFICATE OF DESIGNATIONS, PREFERENCES,
                     AND RELATIVE RIGHTS, QUALIFICATIONS AND
                   RESTRICTIONS OF THE SERIES A 9% CONVERTIBLE
                               PREFERRED STOCK OF
                            AMCOR CAPITAL CORPORATION


                               -----------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                               -----------------

         AMCOR Capital Corporation, a corporation organized and existing pursuant to and by virtue of, the provisions of the General Corporation Law of the State of Delaware, certifies as follows:

         The undersigned, Robert A. Wright and Robin Swanson, hereby certify that:

         1. They are the duly elected and acting President and Secretary, respectively, of AMCOR Capital Corporation, a Delaware corporation ("Corporation");

         2. WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes the issuance of 2,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Shares"), and, additionally, authorizes the issuance of shares of Preferred Stock from time to time in one or more series as may from time to time be determined by the Board of Directors, each of those series to be distinctly designated, and on such terms and for such consideration as shall be determined by the Board of Directors of the Corporation, and, additionally, grants to the Board of Directors of the Corporation the authority to determine by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers, if any, and the designations, privileges, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof; and

         3. WHEREAS, the Board of Directors of the Corporation, pursuant to action taken at a special meeting of that Board of Directors held on May 17, 1997, has duly adopted the following resolutions authorizing the creation of and issuance of a series of that Preferred Stock to be known as Series A 9% Convertible Preferred Stock; NOW, THEREFORE, IT IS:

         RESOLVED, the Board of Directors of the Corporation hereby determines and fixes the number, designations, preferences, privileges, rights and limitations of another series of the Preferred Shares on the terms and with the provisions herein specified:

         1. DESIGNATION. A series of Preferred Stock of the Corporation is hereby designated "Series A 9% Convertible Preferred Stock" ("Series A 9% Convertible Preferred Stock"), consisting initially of 632,500 shares. The Series A 9% Convertible Preferred Stock shall have a par value of $.01 per share. The Series A Preferred Stock issued by the Corporation and outstanding as of the date of this Certificate shall be and hereby is designated "Series B Preferred Stock" and shall be junior and subordinate to the Series A 9% Convertible Preferred Stock.

         2. PRIORITY. Shares of the Series A 9% Convertible Preferred Stock shall rank prior to the Corporation's Common Stock, $.002 par value per share ("Common Stock"), with respect to the payment of dividends and upon liquidation. The Series B Preferred Stock presently outstanding and other classes of Preferred Shares shall be subordinated to and shall rank junior to the Series A 9% Convertible Preferred Stock with respect thereto; provided, however, that holders of Series A 9% Convertible Preferred Stock, by vote or written consent of the holders of sixty-six and two-thirds percent (66 2/3%) or more of the then outstanding Series A 9% Convertible Preferred Stock, may elect from time to time to allow other series or classes of Preferred Shares to rank senior to the Series A 9% Convertible Preferred Stock with respect to dividends, assets or liquidation. The Company may create additional classes of stock, increase the authorized number of shares of Preferred Stock or issue series of Preferred Stock which rank on a parity with the Series A Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company ("Parity Stock") without the consent of any holder of Series A Preferred Stock.


         3. DIVIDENDS.

         (a) Dividend rates on the shares of Series A 9% Convertible Preferred Stock shall be at an annual rate of nine percent (9%) for each quarterly dividend period ("Quarterly Dividend Period"), which Quarterly Dividend Periods shall commence on October 1, January 1, April 1 and July 1 in each year and shall end on and include the day immediately preceding the first day of the next Quarterly Dividend Period. Dividends shall be cumulative (but not compounded) and accrue quarterly from the date of original issue of the Series A 9% Convertible Preferred Stock and shall be payable, if, when, and as declared by the Board of Directors of the Corporation, on October 31 in respect of the Quarterly Dividend Period beginning the preceding July 1); January 31, (in respect of the Quarterly Dividend Period beginning the preceding October 1); April 30 (in respect of the Quarterly Dividend Period beginning the preceding January 1); and July 31, (in respect of the Quarterly Dividend Period beginning the preceding April 1) of each year. Each dividend shall be paid to the holders of record of the Series A 9% Convertible Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding sixty
(60) days nor less than ten (10) days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. If declared, dividends shall be payable in cash.


         (b) No dividends shall be payable on any shares of any class of the Corporation's capital stock ranking junior and subordinate to the Series A 9% Convertible Preferred Stock as to the payment of dividends, unless all accrued dividends on the Series A 9% Convertible Preferred Stock to the record date of the proposed dividends on the junior class and subordinate shall have been paid or have been declared and an amount sufficient for the payment of those dividends reserved.

         (c) Upon any conversion of any shares of Series A 9% Convertible Preferred Stock, as described in Section 6 hereof, the holders thereof shall be entitled to receive in cash any accumulated, accrued or unpaid dividends in respect of such shares of the Series A 9% Convertible Preferred Stock.

         4. LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series A 9% Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, $10.00 per share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of shares or series thereof ranking junior and subordinate to the Series A 9% Convertible Preferred Stock with respect to the distribution of assets.

         (b) For purposes of this Section 4, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Corporation, or the sale of all or substantially all of the assets of the Corporation, or any other corporate reorganization, in which consolidation, merger, sale of assets or reorganization the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization, in which case such consolidation, merger, sale of assets or reorganization shall not be treated as a liquidation, dissolution, or winding up within the meaning of this
Section 4.

         (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, specifying a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date elected therein, to the holders of record of the Series A 9% Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

         (d) No payment on account of such liquidation, dissolution or winding up of the affairs of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Series A 9% Convertible Preferred Stock in respect of the distribution of assets, unless there shall also be paid at the same time to the holders of the Series A 9% Convertible Preferred Stock similar proportionate distributive amounts, ratably, in proportion to the fully distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

         5. VOTING RIGHTS. Except as specified in Sections 2 and 8 hereof, the holders of Series A 9 % Convertible Preferred Stock shall not have any voting powers, either general or special.


         6. CONVERSION.

                   6.1. VOLUNTARY CONVERSION. Each share of Series A 9% Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of the Series A 9% Convertible Preferred Stock at the office of the Corporation or, if the Corporation shall have appointed a transfer agent for the Series A 9% Convertible Preferred Stock, at the office of such transfer agent, into authorized but previously unissued shares of Common Stock, at a conversion price equal to 125 percent of the closing price of the Common Stock ("Conversion Price") on the day before the date the Registration Statement on Form S-2 regarding the Series A 9% Convertible Preferred Stock filed by the Corporation with the Securities and Exchange Commission becomes effective ("Effective Date"). For these purposes, the closing price of a whole share of Common Stock shall be the closing price of the Common Stock on the day before the Effective Date. The closing price on day before the Effective Date shall be the last sale price, regular way, or, in the case no such sale takes place on the day before the Effective Date, the average of the high bid and low bid asked prices in the over-the-counter market, or such other system then in use, or, if on the day before the Effective Date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock, which market maker shall be selected by the Board of Directors of the Corporation. If on the day before the Effective Date no such market maker is making a market in the Common Stock, the closing price of the Common Stock on the day before the Effective Date as determined in good faith by the Board of Directors of the Corporation shall be utilized.


                   6.2. MANDATORY CONVERSION. At such time as the closing price of the Common Stock (as determined above), for a period of 20 consecutive business days, is an amount equal to or greater than that amount which is equal to 150% of the closing price of the Common Stock on the day before the Effective Date, the Company shall have the right to require and compel each holder of Series A 9% Convertible Preferred Stock to convert the Series A 9% Convertible Preferred Stock to Common Stock on those terms specified by the provisions of
Section 6.1 above.

                   6.3. MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon any conversion of Series A 9% Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction. Before any holder of Series A 9% Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates representing and evidencing the Series A 9% Convertible Preferred Stock, duly endorsed, at the office of the Corporation, or if the Corporation shall have appointed a transfer agent for the Series A 9% Convertible Preferred Stock, at the office of such transfer agent, and shall give written notice to the Corporation at either such office that the holder elects to convert the same; provided, however, that in the event of any mandatory conversion pursuant to Section 6.2 above, the outstanding shares of Series A 9% Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares, whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, if any; and provided, further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such mandatory conversion unless the certificates evidencing such shares of Series A 9% Convertible Preferred Stock are either delivered to the Corporation or its transfer agent, if any, as provided above, or the holder notifies the Corporation or its transfer agent, if any, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A 9% Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as a result of the conversion into fractional shares of Common Stock. In the case of any mandatory conversion pursuant to Section 6.2, such conversion shall be deemed to have been made immediately prior to the close of business on the date of the event causing the required conversion. The person or persons entitled to receive the shares of Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                   6.4 ADJUSTMENTS FOR SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. If the outstanding shares of Common Stock are subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the number of shares of Common Stock into which each share of Series A 9% Convertible Preferred Stock may be converted shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the number of shares of Common Stock which each share of Series A 9% Convertible Preferred Stock may be converted into shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

                   6.5. ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 6 or as provided in Paragraph (a) of Section 3, then and in each such event the holders of Series A 9% Convertible Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series A 9% Convertible Preferred Stock been converted into Common Stock on the date of such event.

                   6.6. ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. Except as provided in Section 4, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series A 9% Convertible Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the number of shares of Common Stock into which each share of Series A 9% Convertible Preferred Stock may be converted shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A 9% Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A 9% Convertible Preferred Stock immediately before the change.

                   6.7. REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a subdivision, combination, consolidation, reclassification, substitution or exchange of shares provided for elsewhere in this Section 6), or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series A 9% Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A 9% Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A 9% Convertible Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 6 shall be applicable after that event as nearly equivalent as may be practicable.

                   6.8. NO IMPAIRMENT. Except as provided in Section 7, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A 9% Convertible Preferred Stock against impairment.

                   6.9. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock which each share of Series A 9% Convertible Preferred Stock may be converted into pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A 9% Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

                   6.10 REDEMPTION. Shares of Series A 9% Convertible Preferred Stock will be redeemable, at the option of the Corporation, in its sole and absolute discretion, on or after 5 years from the date of issuance, for cash at a redemption price of $10.00 per share, plus any accumulated, accrued and unpaid dividends. The conditions precedent to the Company's right to compel conversion of the Series A 9% Convertible Preferred Stock will not apply to the redemption by the Company of the Series A 9% Convertible Preferred Stock.

         Notice of redemption will be given by mail or by publication (with subsequent prompt notice by mail) to the holders of record of the Series A 9% Convertible Preferred Stock not less than 30 nor more than 60 days prior to the date of redemption, in the case of a redemption for cash. The redemption date will be a date selected by the Corporation not less than 10 nor more than 60 days after the date on which the Corporation gives the notice of redemption.

         On the redemption date, the Corporation must pay in cash on each share of Series A 9% Convertible Preferred Stock to be redeemed any accumulated, accrued and unpaid dividends, if any, on the redemption date. In the case of a redemption date falling after a dividend record date and prior to the related dividend payment date, the holders of the Series A 9% Convertible Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend record date. Except as provided for in the preceding sentences, no payment or allowance will be made for accumulated or accrued dividends on any shares of Series A 9% Convertible Preferred Stock called for redemption.

         In the event that full cumulative dividends on the Series A 9% Convertible Preferred Stock and any Parity Stock have not been paid or declared and set apart for payment, the Series A 9% Convertible Preferred Stock may not be redeemed in part and the Company may not purchase or acquire shares of Series A 9% Convertible Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A 9% Convertible Preferred Stock.

         On and after the date fixed for redemption, provided that the Corporation has made available at the office of the Registrar and Transfer Agent a sufficient amount of cash to effect the redemption, dividends will cease to accumulate or accrue on the Series A 9% Convertible Preferred Stock called for redemption

(except that, in the case of a redemption date after a dividend record date and prior to the related dividend payment date, holders of Series A 9% Convertible Preferred Stock on the dividend record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares of Series A 9% Convertible Preferred Stock shall cease except the right to receive cash payable upon such redemption, without interest from the date of such redemption.


                   6.11 NOTICES OF RECORD DATE. If the Corporation proposes at any time to:

         (a) declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

         (b) offer for subscription pro rata to the holders of any class or series of its capital stock any additional shares of capital stock of any class or series or other rights;

         (c) effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock;

         (d) merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

         (e) cause the mandatory conversion of the Series A 9% Convertible Preferred Stock; or

         (f) redeem the Series A 9% Convertible Preferred Stock,

then, in connection with each such event, this Corporation shall send to the holders of the Series A 9% Convertible Preferred Stock:

                  (i) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (a) and (b) above; and

                  (ii) in the case of the matters referred to in (c), (d), (e) and (f) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred or Common Stock shall be entitled or compelled to exchange their Preferred or Common Stock for securities or other property deliverable upon the occurrence of such event).

         Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A 9% Convertible Preferred Stock at the address for each such holder as shown on the books of this Corporation.

         7. STATUS OF CONVERTED STOCK. If any shares of Series A 9% Convertible Preferred Stock are repurchased or converted pursuant to Section 6, the shares so repurchased or converted shall be retired and shall thereafter have the status of authorized and unissued shares of Preferred Shares which may be reissued by the Corporation at any time as shares of any series of Preferred Shares.

         8. RESTRICTIONS AND LIMITATIONS

         (a) At such time as any shares of Series A 9% Convertible Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A 9% Convertible Preferred Stock:

                  (i) Redeem, purchase or otherwise acquire for value, any share or shares of Series A 9% Convertible Preferred Stock, otherwise than by conversion in accordance with Section 6:

                  (ii) Redeem, purchase or otherwise acquire any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary of the Corporation pursuant to agreements pursuant to which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

                  (iii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A 9% Convertible Preferred Stock as to dividend or redemption rights and liquidation preferences;

                  (iv) Effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation; or

                  (v) Increase or decrease (other than by conversion) the total number of authorized shares of Series A 9% Convertible Preferred Stock.

         (b) The Corporation shall not amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of 66 2/3% of the Series A 9% Convertible Preferred Stock, if such amendment would amend, modify, annul, supersede, or otherwise change any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of any shares of the Series A 9% Convertible Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation without the approval by the holders of sixty-six and two-thirds percent (66 2/3%) of the Series A 9% Convertible Preferred Stock, if such amendment would:

                  (i) Reduce the dividend rate on the Series A 9% Convertible Preferred Stock provided for herein, or make such dividends noncumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Series A 9% Convertible Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

                  (ii) Reduce the amount payable to the holders of the Series A 9% Convertible Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series A 9% Convertible Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation; or

                  (iii) Cancel or modify the conversion rights of the Series A 9% Convertible Preferred Stock provided for in Section 6.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Relative Rights, Qualifications and Restrictions of the Series A 9% Convertible Preferred Stock to be duly executed by its Chief Executive Officer and President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 27th day of May, 1997.

(Corporate Seal)

                                      /s/ Fred H. Behrens
                                      ----------------------------------------
                                      Fred H. Behrens, Chief Executive Officer

                                      /s/ Robert A. Wright
                                      ----------------------------------------
ATTEST:  /s/ Robin Swanson            Robert A. Wright, President
         -------------------------
         Robin Swanson, Secretary

         The undersigned, Robert A. Wright and Robin Swanson, the President and Secretary, respectively, of AMCOR Capital Corporation, a Delaware corporation, each declares under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true of his or her own knowledge.

         Executed at Coachella, California on May 27, 1997.


                                                  /s/ Robert A. Wright
                                                  ----------------------------
                                                  Robert A. Wright

                                                  /s/ Robin Swanson
                                                  ----------------------------
                                                  President
                                                  Robin Swanson
                                                  Secretary